Exhibit 3.2
AMENDED AND RESTATED
BY-LAWS
OF
PATRIOT COAL CORPORATION
ARTICLE I
MEETING OF STOCKHOLDERS
     Section 1.1. Place of Meeting. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.
     Section 1.2. Annual Meetings. (A) Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting.
     (B) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation’s notice of meeting delivered pursuant to Article 1, Section 4 of these By-Laws, (2) by or at the direction of the Chairman of the Board or (3) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in subparagraphs (B) and (C) of this Section 2 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.
     (C) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of paragraph (B) of these By-Laws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.
     (D) Notwithstanding anything in the second sentence of paragraph (C) of these By-Laws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
     Section 1.3. Special Meetings. (A) Except as otherwise required by law, special meetings of the stockholders may be called pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Delaware Secretary of State on October 22, 2007 (as amended from time to time, the “Charter”).
     (B) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 4 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in these By-Laws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (C) of Section 2 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
     Section 1.4. Notice. Except as otherwise provided by law, at least ten (10) and not more than sixty (60) days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.
     Section 1.5. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.
     Section 1.6. Voting. Except as otherwise provided by law or by the Charter, (a) all matters submitted to a meeting of stockholders, other than the election of directors, shall be decided by vote of the holders of record of a majority of the shares of the Corporation’s issued and outstanding capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, and (b) directors shall be elected by a plurality of the votes of the shares of the Corporation’s issued and outstanding capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
     Section 1.7. General. (A) Only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-Laws. Except as otherwise provided by law, the Charter or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.
     (B) For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or disclosure in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
     (C) For purposes of this By-Law, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Article, and in order for any notification required to be delivered by a stockholder pursuant to this Article to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting. Subject to applicable law, the Board of Directors may elect to postpone any previously scheduled meeting of stockholders.
     (D) Notwithstanding the foregoing provisions of this Article, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws. Nothing in these By-Laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
ARTICLE II
DIRECTORS
     Section 2.1. Number, Election and Removal of Directors. The number of Directors that shall constitute the Board of Directors shall be not less than three nor more than 15. Within the limits specified in the Charter, the number of Directors shall be determined by the Board of

Directors or by the stockholders. The Directors shall be elected by the stockholders at their annual meeting in the manner set forth in the Charter. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled pursuant to the terms of the Charter. Directors may be removed only for cause, and only by the affirmative vote of at least 75 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.
     Section 2.2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman or President and shall be called by the President or Secretary if directed by a majority of the Directors. Telegraphic or written notice of each special meeting of the Board of Directors shall be sent to each Director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.
     Section 2.3. Quorum. One-third of the entire Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Charter, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.
     Section 2.4. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the entire Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.
     Section 2.5. Actions without a Meetings. Any action required or permitted to be taken at any meeting of the Board of Directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.
     Section 2.6. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

     Section 2.7. Compensation. In the discretion of the Board of Directors, each director may be paid such fees for his or her services as director (including as a member of one or more committees of the Board of Directors) and be reimbursed for his or her reasonable expenses incurred in the performance of his or her duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving reasonable compensation therefor.
     Section 2.8. Reliance Upon Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers, employees, agents, committees, or by any other person as to matters the member reasonably believes are within such other person’s or persons’ professional or expert competence, and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE III
CHAIRMAN OF THE BOARD AND OFFICERS
     Section 3.1.   Chairman of the Board. The Board of Directors shall elect from time to time one of its own members as the Chairman of the Board of Directors (the “Chairman”). The Chairman may also be the Chief Executive Officer or other officer of the Corporation. The Chairman shall preside at the meetings of the Board and may call meetings of the Board and any committee thereof, whenever he deems necessary, and he shall call to order and preside at all meetings of the stockholders of the Corporation. In addition, he shall have such other powers and duties as the Board shall designate from time to time.
     Section 3.2. Principal Officers. The principal officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other additional officers with such titles (including, without limitation, a Chief Operating Officer and a Chief Financial Officer) as the Board of Directors shall from time to time determine, all of whom shall be elected by and shall serve at the pleasure of the Board of Directors. Subject to applicable law, an officer may hold more than one office, if so elected by the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. All officers shall be subject to the supervision and direction of the Board of Directors. The Board of Directors may from time to time elect, or the Chief Executive Officer or President may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as may be prescribed by the Board of Directors or by the Chief Executive Officer or President, as the case may be. The officers of the Corporation need not be stockholders of the Corporation nor need such officers be directors of the Corporation.

     Section 3.3. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time as provided in Section 3.4.
     Section 3.4. Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the entire Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chief Executive Officer or the President may be removed by the Chief Executive Officer or the President, as the case may be, whenever, in such officer’s judgment, the best interests of the Corporation would be served thereby. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed; provided that no elected officer shall have any contractual rights against the Corporation for compensation beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
     Section 3.5. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer or the President because of death, resignation, or removal may be filled by the Chief Executive Officer or the President.
ARTICLE IV
INDEMNIFICATION
     To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party or is threatened to be made a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1. Notices. Whenever any statute, the Charter or these By-Laws require notice to be given to any Director or stockholder, such notice may be given in writing by mail,

addressed to such Director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to Directors may also be given by telefax or e-mail.
     Section 5.2. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.
     Section 5.3. Amendment. Except as otherwise provided in the Charter, these By-Laws may be adopted, amended or repealed by resolution of the Board of Directors or by vote of a majority of the voting power of the stock outstanding and entitled to vote.